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Atai Life Sciences N.V. NasdaqGM:ATAI

M&A Call

Monday, June 2, 2025 1:00 PM GMT

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Contents

Table of Contents

Call Participants	..................................................................................	3
Presentation	..................................................................................	4
Question and Answer	..................................................................................	10

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Call Participants

EXECUTIVES

Cosmo Feilding Mellen
CEO & Director
Beckley Psytech Limited

Srinivas G. Rao
Co-Founder & CEO
Atai Life Sciences N.V.

Unknown Executive

ANALYSTS

Elemer Piros

Harry MacKinnon Gillis
Joh. Berenberg, Gossler & Co. KG,
Research Division

Patrick Ralph Trucchio
H.C. Wainwright & Co, LLC,
Research Division

Unknown Analyst

Presentation

Operator

Thank you for standing by. My name is Kate, and I will be your conference operator today. At this time, I would like to welcome everyone to Atai Life Sciences and Beckley Psytech Conference Call. [Operator Instructions] I would now like to turn the call over to Ashley Barreto, Head of Investor Relations at AI Life Sciences. Please go ahead.

Unknown Executive

Thank you, operator, and good morning, everyone. Before we begin, I'd like to remind everyone that this call will contain forward-looking statements, which are subject to risks and uncertainties. Any statements regarding future events, results or expectations are forward-looking statements. Please note that these forward-looking statements reflect our opinions only as of the date of this call. We undertake no obligation to revise or update these forward-looking statements in light of new information or future events, except by required by law. Information concerning factors that could cause actual results to differ materially from those contained in or implied by such forward-looking statements are discussed in greater detail in a recently filed M&A available on our website or at sec.gov.

I'd like to now turn the call over to the host for today, our Co-Founder and CEO, Dr. Srinivas Rao. Over to you.

Srinivas G. Rao
Co-Founder & CEO

Thank you, Ashley, and thanks to everybody in attendance. We are really excited today to announce the business combination between the atai Life Sciences and Beckley side. We believe this combination is going to be very synergistic and unlock a lot of value for both patients and shareholders. Before stepping into some of the details, I do want to hand it over to Cosmo to give a little bit of context around Beckley and his views on the combination as well. Cosmo?

Cosmo Feilding Mellen
CEO & Director

Thanks so much, Srini. everyone. Yes, this is a very, very exciting time for me personally and for Betty Cytec. So the back story of Beckley is that it was cofounded by my mother and my mother Amanda Fielding sadly passed away very recently, and she devoted our entire life to the scientific research of psychedelic, how they work in the brain and how they can be used to help patients in need. So Beckley Psytech was the latest chapter in that mission. And the aim was to really take the next step of developing these compounds into approved license and accessible pharmaceutical medicines for patients with mental health conditions. And we've been doing that since 2019, we're about to read out a large Phase IIb. And if that goes well, we think this is the perfect time to join forces with Atai Life Sciences for the kind of later stage development as a combined company.

We've already been working together with Atai for about 1.5 years. They were early backers and shared our vision, so we know each other already, and we're very excited to take the next step. I'll pass back over to Srini.

Srinivas G. Rao
Co-Founder & CEO

Thank you, Cosmo. As you can tell, we're really excited about this combination ideally. The resulting company is going to have a really focused pipeline of differentiated psychadelic products. We have a management team that's incredibly experienced. This is a wholly owned pipeline, which is a major point of differentiation from a Atai and days past. Many near-term milestones important and inflection points for the company. Strong IP portfolio and the consolidated company is in a much better position to raise funds for subsequent clinical development.

So let's go to the next slide. This is a quick summary of the deal terms. I'm not going to go into this in a ton of detail, but the important point to note are that this is an all-stock transaction. Essentially, the Beckley Psytech shareholders will receive 105 million shares of Atai issued shares. That's approximately 34% of the pro forma company. I will be leading the combined company, and the executive team will consist of members from both the Atai and Beckley.

The deal is subject to close based upon some preestablished -- prenegotiated success criteria around the upcoming Phase IIb trial. And we do anticipate to close this transaction to close in the second half of this year, subject, of course, to standard approvals.

Go to the next slide. And here is the combined management team. I mentioned that I'll continue as CEO of the company. Cosmo will be coming onboard as Chief Strategy Officer; and Rob Conley will be joining as Chief Research and Development Officer. Between the folks on the screen, there are literally many decades of experience in publicly traded drug development companies across many different therapeutic areas, certainly a lot of experience in psychiatry and indeed, psychedelics more recently. So really excited to be working hand-in-hand with all of these folks on this slide.

So to the next slide. So this is the pipeline of the combined company and again, really differentiated psychedelic products across different areas of incredible unmet medical needs. So we have [ PLO 3B ], we've talking about that in a lot more detail, both in treatment-resistant depression, [ MP1 ], which is our oral formulation of [ RDMA ] in social anxiety disorder. And then finally, we do have a discovery pipeline as well that we look to bring forward, including [ nonaligner ] compounds, I should mention that we look to bring forward in the clinic in the next couple of years.

Go to the next slide. As I mentioned, it's going to be a very busy year for Atai. We've got many upcoming milestones. The one that we're going to be talking most about today, of course, is the BPL-003 Phase IIb, and that's the results of which are forthcoming. And Rob will give a little bit more color on the trial itself than what we can expect from that

[ DLR 1 ], we recently discussed that recently announced initiation and first patient dose top line results first quarter of next year, exactly the same for [ EMP01] top line at the beginning of next year.

And then finally, [ R107 ] is being developed for cognitive impairment in schizophrenia, early a nonpsychodolic compound, very different than the others, We are anticipating top line results from a large Phase IIb in the middle of this year.

Go to the next slide. Okay. Let's talk a little bit about the market opportunity. Again, this is all of the [ psychodomic ] compounds that I mentioned are utilizing interventional psychiatry paradigm. This is essentially 4 individuals with more treatment refractory conditions, be it depression, social anxiety disorder or generalizing that sort of patient comes into the clinic is administered something or have some intervention performed upon them. This is done on an intermittent basis.

Traditionally, this has been things like RTMS. Then more recently, it's been ketamine. And then, of course, we can -- let's go to the next slide, we can talk a little bit about SPRAVATO, which is the first pharmacotherapy that was approved as part of the interventional psychiatry part for treatment-resistant depression.

So the important thing to note here is that despite a slow start, SPRAVATO did achieve blockbuster status last year. $930 million of that was actually from the United States, and that was based on approximately 50,000 patients on a relatively small commercial sales force. This is -- zq is administered under a REMS program, and there are approximately 5,000 clinics in the United States that are certified to deliver SPRAVATO. This is exact commercial footprint that we wish that we will be looking to utilize and when both [ PTL3 and DLL1 ] are launched.

What is -- so there's good efficacy with SPRAVATO, the challenge with SPRAVATO is the frequency of administration, it is complicated to administer in the sense that there's just many, many visits to the doctor's office.

So this is an induction and maintenance paradigm per label. Induction takes 8 weeks and it's 12 administrations during those 8 weeks. And after that, maintenance is once a week to every 2 weeks, the minimum amount that is needed to keep the patient in remission.

But this can be -- some people have mentioned this is almost like a second job. It's many approximately can be up to like almost 3 weeks out of your life per year being dedicated to getting this kind of a therapy. So there's lots of room for improvement on SPRAVATO.

So let's go to the next slide. All right. So I mentioned broadly that psychedelics do seem to have more durable efficacy compared to ketamine and esketamine, and that's certainly been evidenced with celesiban, but also more recently with [ LSC ] as an example. So instead of efficacy that last days or most a week to 2 weeks like you see with ketamine, here, you can see efficacy that can go out many months, indeed, almost up to a year in some cases.

Okay. So let's go to the next slide here, and let's talk a little bit about the [ BPL-003 ] and [indiscernible] on these short duration compounds. The idea is to fit into the same paradigm that's been established by SPRAVATO. And we'll talk a little bit more about that on the next slide. The compounds of these products themselves are differentiated. BPL-003 is [ Patna ] and [indiscernible]. Both have the potential to be both first-in-class and best-in-class in there for their respective compounds, pharmacologically differentiated, 5-HT1A focus for new [indiscernible] much more of a 5-HT2A focus for dental tritamine. Both are transmucosal. There's some [ mobile ] out there for a different route. BPL-003 is intranasal. It's a dry powder, Intranasal, of course, is very much like SPRAVATO. be also the 1 is change mucosal but with a thin film. It's basically a listing strip get our duration. And broadly, we have very good patent coverage for both assets in the United States. We have both composition of matter and we have methods of treatments that are issued, and we are obviously pursuing additional coverage.

Let's go to the next slide. So again, we've talked about SPRAVATO and the 2R paradigm, BPL-003 and BLS-01 are right there with it. All of the other compounds that are in development are either much longer for administration or involve a more complex paradigm. So multiple doses in a given day, for example, with another product that's also utilizing 505 DMT or, for example, LSD, where the psychidetic effects can last 8, 10, 12 hours.

So again, this is simplified. It makes it easy for patients to simplify things for doctors as well. It's a paradigm that both groups are familiar with.

Okay. Let's go to the next slide. All right. So let's do a deeper dive into BPL-003. And with that, I'm going to actually hand it off to Rob to take you through it.

Unknown Executive

Thank you, Srini, and hello, everyone. I'm very happy to be a part of our new combined effort and really looking forward to our work together.

So please show the next slide. So what you're going to see here is the results from our Phase I work, which was on the normal controls who had never been exposed before to psychedelics medication. We thought this was important because there have been concerns with psychedelics medication that they might be hard to tolerate. And so we wanted to test this out and in many ways, the most vulnerable population possible a group of people who were not experienced with psychedelics.

What you see here in the top curve is the blood levels. It looks at the blood level of BPL-003 going up and down over time. We see there's a good dose proportionality. But importantly, the medication is cleared from the body within 60 to 90 minutes. In the bottom slide, you see over 2 minutes we checked on the psychedelic effect with people asking them how they were feeling and how where they were in a psychedelics scale. You see that also going up and down, really very much matched to the blood level.

So here it's what we really do think what Srini was talking about a lot in the earlier slide that this short time in the clinic is very important, we feel very confident that this is going to happen with this agent as we move forward into studies because we're showing it here from the beginning with normal controls. Also, we use psychedelics-naive people because we were concerned that people might not tolerate the medication well, they wanted to test that, turned out they did. There were some side effects, mostly things like nasal irritation, but those tended to clear right away during the psychodelic episode. And importantly, about 90% of the people who had taken this agent in the Phase I study when asked were willing to take it again. We ask everybody and about 90% said they definitely would.

So the next slide, please. That Phase I data allowed us to move into a series of Phase II stage study. These are unblinded studies, but we looked at treatment-resistant, people who had failed 2 drugs in the clinic while they were depressed and were remaining depressed. Our first study was with a single dose of BPL-003 monotherapy. We did this because that's kind of the safety issue. Whenever you're doing a new agent, you want to make sure people are only on that agent and not other founding medications. People were followed over time. I'll show you this data in just a minute. We've completed that data set.

The second study we did was people who, again, were poor to responsive depression, but they were on SSRIs. So they were on an antidepressant, they didn't have to stop. There have been concerns that being on SSRIs might mitigate the psychodelic effect and lead to less efficacy. There also have been safety concerns and maybe it would be less safe, particularly in a cardiovascular perspective.

What I can tell you, what we found in this, and I'll show you efficacy in a moment, is from a safety standpoint, we're very fortunate we did not have any serious adverse events or adverse events that were more than what we saw with monotherapy. This agent was well tolerated. So we sort of answered that safety hurdle.

We're also doing a third study of 2 administrations, BPL-003. Now we're doing this because we want to make sure we have exactly the right clinical administration profile as we plan or move into Phase III and thought this would be very important data to collect. So you'll see the safety and efficacy in just a moment here now.

Let me have the next slide, please. This is from that first study. So these people, this is monotherapy, people are not on any background SSRI medication, but they all had treatment-resistant depression, failing 2 drugs while they were depressed and remaining depressed. What you see here is after the single administration of BPL-003 that within a day, their [ MADRS ] scores, which is a method of clinically detecting depression level, went down quite a bit and stayed there, and you see the line looking flat over the course of 85 days. So we follow people up for actually almost 3 months in this study.

Also, we -- a priority to find responders and remitters. A responder had to lose at least 50% of their preexisting [ MADRS ] score and a remitter at a [ MADRS ] score that fell below 10, which is clinically recognized as a score equivalent with not being depressed. So really kind of a complete remission from depression. Importantly, here, you see that about half of the subjects met this responder criteria, which is losing 50% is a high bar of response. And importantly, they stay down over the course of the 3 months. The same people who responded stayed responsive. And remission, even this higher bar, again occurred quickly and stayed over the 3-month follow-up period.

So this medication in the [ OPEN ] study seem to not only work quickly, but lasts quite a while over the 3-month follow-up, patients were considered ready for discharge within a couple of hours after administration of the medication, so that followed along with what we expected to see in our Phase I data. And again, overall, the medication was well tolerated. I'll show you more of the side effects later.

Next slide. This is the second study where patients who are on SSRI medication, so they were on antidepressants, they were not responding to them, but they were allowed to stay on their medications. Again, they were given 1 dose of BPL-003. And you see again that there was a rapid fall in the mean overall [ MADRS ] score, it went down to almost 10, and it stayed that way over the course of the 3-month follow-up period. And you also see now with the predetermined response and remission criteria, so we had a very high level of response and remission. Again, it persisted over time.

So we had no new safety signals detected with SSRIs. We have that clean safety profile. We had a very high level of response. But we'll caution you to not compare things too much just yet because these are small [ OPEN ] studies. We'll know more as we go in time. But importantly, as we prepare to work with the FDA and other regulatory agencies to move into Phase III, we're hoping this allows us to have the choice of moving into adjunct therapy as well as monotherapy, which will give the drug its best chance in the clinic to reach the most number of people that could be helped. So we think that's very important. There are no tolerability and really no safety changes that would prevent that and efficacy, at least in this [ OPEN ] study, looks quite good.

The next slide. This is the side effect profile. And this, we see that people -- this is from all of our Phase I -- or all of our Part I and Part II safety studies in Phase IIa -- forgive me, in our open Phase II studies, There is some administration site discomfort that typically is a fullness or some irritability or pain in the nose. That typically resolves within the psychedelic experience itself, some nausea and vomiting. Now for these we did look at this pretty carefully. And what we found is that we didn't have people who had a very serious emesis, meaning gastric content is coming up. It was more something that could be called very serious hypersalivation or some some uncomfortness that also tended to resolve very quickly, clearly within the episode. Other events mostly were resolving on the first day. You can see that 97% of the events were considered mild or moderate, there was no serious adverse events. And 90% of the events, as I was mentioning earlier, did actually resolved during the day of dosing. So most were really resolving on their own, and all actually resolved without intervention. We didn't have to treat any of these other than care and watchful waiting. So the AE profile of this drug in treatment-resistant patients is similar to that is what we've seen in healthy volunteers.

And again, the subjects we're asking these studies would be -- willing to take this as a treatment again. And again, over 90%, we're very willing to take it this treatment again. So from both our Phase I and Phase II studies, we feel that we found a drug that does have this short effect in the clinic, is efficacious, seems to resist over time and importantly, is tolerable to people. They're willing to experience this even if they would be retreatment in the future.

Next slide. This is that Phase IIb study that I was alluding to. So this is a blinded study. It's 12 milligrams, 1 administration, again, importantly, 8 milligrams versus 0.3 milligrams. This is a so-called pseudo placebo dose. We studied in Phase I the clinical effect of 0.3 milligrams and there -- essentially, there is no psychedelic effect. It does mirror some of the sides of the other doses. So in many ways, it's thought to be a nice masking condition. True placebo is important, too, and we'll probably move to things like that within our Phase III study. But in this study, in order to have a good masking condition, we decided to go with the ultra low dose, this 0.3 milligrams.

Here, after the single administration, this is monotherapy, again, for safety reasons, we didn't have all that SSRI day when we first designed and started the study; we follow people for now 2 months in a blinded fashion. And after 2 months, they were allowed an optional next dose if they and their clinicians wanted them to have the. So what we'll see soon is how well do people respond on [ MADRS ] scores, does the scores stay down over the course of 2 months? Does it statistically beat the low dose design? We may see dose ranging between 8 and 12 milligrams. That's why we have the lower dose of 8 milligrams in there to be able to try to detect that and also to be able to see some other life changing events like can people return to work or other things and follow that up better as you follow people for a couple of months. We'll have some much longer-term data in people as the people who are redosed are followed for 2 more months after their redosing. Now that's an open redosing, so that won't be blinded. But the blinded study will give us pretty good data for both acute efficacy as well as persistence, which we think is very important.

Next slide. All right. Next, we do have a very strong IP position with our compound. And to describe that for you. I'm going to turn things back over to Cosmo.

Cosmo Feilding Mellen
CEO & Director

Thanks, Rob. So a quick overview. We -- mubafostinine itself is a naturally occurring compound. So we have focused our IP strategy on BPL-003, our proprietary formulation of mubafotemine benzoate. And what we've shown is it has superior properties to other salt forms and the free base in terms of higher permeation, less irritation, greater stability and dose-proportional PK. So these are novel and nonobvious advantages that have allowed us to build a strong IP portfolio that extends out to 2043 already. That includes multiple composition of matter patents as well as methods-of-use patents and methods-of- synthesis patents, and they've been granted in the U.S., Europe U.K. and beyond.

We have many additional patents pending. So we expect to be able to extend that patent term beyond 2043 in the coming years. And in addition to that, we have -- we expect to have regulatory exclusivity provide additional protections upon approval of BPL-003.

Next slide. And to summarize, I'm going to hand over to Srini.

Srinivas G. Rao
Co-Founder & CEO

Thank you, Rob. Thank you, Cosmo. Fundamentally, we think that both Atai and Beckley are much stronger together than separately. And we have this opportunity to create some really important and impactful psychedelic treatments for a range of unmet medical needs in metal health. We have products that we are the leader between BPL-003 and BLS01. We are the leader in short treatment time or short- duration compounds, We have patent protections that is quite robust across the portfolio.

The compounds are both [ source and cost ] and best in class for their respective drug classes of [indiscernible] and for BPL-003 and DMT for VLSI. We talked extensively about the BPL-003 Phase IIb readout, which is forthcoming. We have, as I mentioned, multiple Phase II readouts over the course of the next 12 months.

And finally, we think that the combination, a single public entity fully unlocks the value of both the Atai and Beckley Psytech assets. So with that, I'm going to open things up to questions.

Question and Answer

Operator

[Operator Instructions] Our question comes from the line of Andrew Todd with Jefferies.

Unknown Analyst

Congrats on this merger. Cosmo, again, my condolences about your mother. But one's exciting to see this news. My question is around the threshold for success in this upcoming Phase IIb data for the deal to close. Is the threshold higher than what you've powered for the primary endpoint? And does that success criteria also include no new safety signals as part of that agreement?

Cosmo Feilding Mellen
CEO & Director

Andrew, thank you for the kind words. So the success criteria are outlined in our filing. But I mean, fundamentally, it's static on the primary and there's some other criteria around safety, particularly around SAEs. But pretty -- I mean, they would address the concern that you outlined vis-a-vis powering.

I don't know if Rob or as don't know if you have anything to add to that?

Unknown Executive

I can jump in with that quickly. We did power the study in a manner to show statistical significance with a good separation that's very similar to other antidepressants and anti psychodelic antidepressants. And to my knowledge, I'm pretty sure this is true. Actually, there's no difference in the terms of deal. It's not a higher bar. It's the same bar that we had already said and powered for.

Operator

Your next question comes from the line of Richard Boral with it Collin.

Unknown Analyst

This is Athena on for [ Ritu Baral ]. Subject to the closing of this transaction, how should we think about the prioritization of your pipeline following the 003 data readout, upon which you have CLS001 and EMP01? Are you thinking of in-licensing other products or any other business kind of strategic opportunities moving forward?

Unknown Executive

Thanks, then. I think what we can say is that we've got plenty of Q1 between these -- the 4 assets that we've got moving through the clinic at this point. Obviously, BPL is the lead at this point. And then we've got the BLS as a pretty rapid follower just behind it currently for the same indication.

I first came a little reticent to say 1 way or another regarding business -- other business development. But again, as I said, we've got plenty going on at the moment.

[ RecogniFy ], of course, is their [ R007 ] readout is also forthcoming and sort of on top of the BPL readout. So there may be some sort of transaction on that. So we'll see once we get the results in hand.

Unknown Analyst

I do actually have another follow-up question. Have you had any FDA interactions recently? And how were the cadence of those interactions, given movement in the agency?

Unknown Executive

So we don't normally go into details on FDA or regulatory interactions, but we -- yes, the answer is yes, we have had multiple interactions, specifically, I can say around VLSI. And so far so good. I mean, generally speaking, the cadence and the responses have been very -- been not surprising, and we've had good response from the folks at the agency. So no deviations at this point to note.

I know that's not been true across all companies, but so far, so good for us. I don't know, Rob or Cosmo if there's anything else that you want to add vis-a-vis BPL.

Srinivas G. Rao
Co-Founder & CEO

Yes, exactly. No, exactly. I mean the big 1 that we'll be preparing for is subject to the Phase IIb data that we'll read out soon. We'll be preparing for the end of Phase II meeting with the FDA. So we already have an IND in place, which is important to note. So this study is being conducted in the U.S. as well as other countries.

So we believe if the data is good, we have a very clear path forward into Phase III, but that will be subject to the end of Phase II meeting and other meetings beyond.

Operator

Your next question comes from the line of Sumant Kulkarni with Canaccord Genuity.

Unknown Analyst

Cosmo [indiscernible] to you and your family and your mother's passing. At the same time, it's really nice to see all the work done translating into what could be bigger and better things for patients.

I have a couple of questions. First, how quickly did administrations like discomfort results post dosing BPL-003? And is that an important real-world variable?

Unknown Executive

Well, Cosmo, maybe I'll let you answer the first bit around your family. And then maybe, Rob, you could jump in on the site reactions?

Cosmo Feilding Mellen
CEO & Director

Yes. Thank you very much for mentioning my mother, it's a sad time for the family, but it was a beautiful ending to a wonderful life. And she was very excited about this transaction. She was asking about it until the very last day. So it's good news for her to.

On -- just quickly on the site administration pain, and Rob will be able to talk in more detail; but this is something that is completely standard for any intranasal formulation. It's short lasting, there's no kind of damage or anything like that. It's been checked. It is literally just the kind of intranasal administration.

And I would say that the important thing is that we've had really good patient acceptability up to this point. So a Phase I and Phase IIa studies, where we've asked patients where they be willing to do this treatment again, that we've had very high percentages of people saying they would be able to do it again. So the tolerability and the patient acceptability looks very good so far.

Unknown Analyst

And the follow-up, either in Phase III or in real-world practice, would this involve 1 or more doses of PPL-003 during the same treatment? And given what you know as of now, how are you thinking about the redosing paradigm?

Unknown Executive

So just big picture, [ Anja ]. I mean we have always emphasized this SPRAVATO paradigm, and that is typically just at least 1 dose -- I mean, it's a single dose in time, right? So you just administer the compound and you don't do any sort of redosing. That is what we anticipate for both of these, right? So there may be -- you may put it into both nostrils, that's a different issue, but really a single dose at a -- for each visit.

Just to keep things simple, there's no additional checking in with the patient, there's no additional redosing at some point, like, say, an hour later or 45 minutes later. So keep it simple as what we're really focusing on here.

Operator

Your next question comes from the line of Patrick Tracker with [indiscernible].

Patrick Ralph Trucchio
H.C. Wainwright & Co, LLC, Research Division

Cosmo condolences to you and just team, I have a couple of follow-up questions. I guess the first is just -- how will -- assuming BPL-003 3 has brought in, how you distinguish this program relative to the VLS- O1 program? How will these 2 compounds kind of fit into the pipeline? Are there different patients and different populations that each may be relevant in?

And then separately, regarding BPL-003, how should we think about this next Phase IIb readout just relative to the other short-acting psychodelics in clinical development, how comparable are these programs from one to another, the Phase IIb trials from one to another? And how should we think about the next steps from here? So the pivotal Phase III program, what will that look like? And additional details there would be great.

Unknown Executive

So thank you, Patrick. And I think you've just hit upon the very definition of a first well problem. So -- let's see how these 2 proceed. I mean, as I've mentioned in the slides, and we've discussed one-on-one, there are some pretty significant differences between these 2 products. The compounds themselves are different. They're pharmacologically differentiated.

Certainly, if you look at anecdotal reports, there are marked differences in the subject of experiences between [indiscernible]. In our phase -- in our respective Phase Is, there have been some differences that were noted. But of course, those are small studies, and we'll look to the Phase II results first.

I do want to mention that -- well, as I said in the slide presentation, the blockbuster status of SPRAVATO is based on approximately 50,000 patients in the United States. And that's out of 3 million patients with treatment-resistant depression. So we believe that there's certainly space for more than one of these in treatment-resistant depression itself. And I will also say that psychodelics in general, are relatively -- their kind of agnostic to the diagnosis in a sense there's -- they impact these underlying pathways that are the dysfunctional in range of psychiatric indications. So there's certainly opportunity to expand or differentiate based on indication if that's a decision that we choose to make once we see all the results. So I think that's certainly going to be the key here.

And I think that also is fundamental to some of your other questions, I mean we certainly haven't guided on anything regarding Phase III at this point, and it's going to be heavily dependent on getting the data from both phases, quite frankly.

And again, I will open it to Robert and Cosmo to add anything or any additional color to that.

Cosmo Feilding Mellen
CEO & Director

Thanks, Srini. I mean I completely agree with what you're saying. And I think we will see as data comes out, how the different short-acting psychedelic differentiate and how some may be more appropriate for certain subpopulations than others. In terms of other short-duration psychedelics studies, I think 1 could highlight that our Phase Ib with BPL-003 03 is a large kind of dose ranging study. It's looking at a single dose and it's blinded for 2 months. So the aim there is to really properly characterize what a single dose per BPL-003 does in this patient population and really look at the durability.

We will have additional data on a second dose after 8 weeks as well. But the real focus is on that first administration with a very simple treatment model in place. And we think having dose ranging and an active placebo are both very important parts of the study and that the FDA certainly liked that, and we think it should give us a good clear path towards Phase III.

So we think we're very much on track to be first to market with a short duration psychedelic.

Operator

Your next question comes from the line of Harry Gilles with Berenberg.

Harry MacKinnon Gillis
Joh. Berenberg, Gossler & Co. KG, Research Division

I'd also like to share my condolences to Cosmo. And also congratulations to all on what looks like to be a great deal. So I appreciate you can't talk in too much detail now, and we don't want to get ahead of ourselves regarding the Phase III trial design. But as we do think of that, I'm just thinking whether you plan to maybe run 1 trial with an active placebo and 1 with a true placebo. Is that sort of the current guidance you're getting from the FDA?

And also, how quickly do you think you could launch Phase III trials, provided the Phase IIb is positive? And then just as we approach the Phase IIb readout, could you perhaps highlight any differences that you think are important compared with the Phase IIb from your competitor GH Research and how that may be important as we interpret the data?

Unknown Executive

Yes. So let me start with that last point on GH. So if you kind of think about big picture, there's a couple of really key points around functional binding of the patient. And that has come up in different contexts that even predates psychedelics. And really looking at durability of response is kind of key here. Looking at dose response is also important.

And in the context, as Cosmo just said, the Phase IIb that we'll be reading out very soon, addresses both of those points squarely, right? So there's 2 doses versus the subperceptal dose. So we have a chance to compare these 2 doses. And indeed, there's 8 weeks of blinded follow-up. And I think that's -- these are the major points of differentiation from GH Research. GH Research had only 8 days of blinded data, and there's -- they did not have those ranging. And just because of the intensity of the paradigm with lots of interaction between the provider and the patient during the day of administration there was a lot of unblinding, which is evidenced by the fact that there was really no placebo response.

So I think there's a lot of different -- there's a lot of differences between these 2 trials. I think big picture, if you look broadly across all of the psychedelics, all of the trials in Phase III look pretty similar, right, be that LSD with [indiscernible], of course, or Cibinon, every one of these trials looks pretty similar. It's like 1 or 2 administrations and an extended blinded follow-up, typically in the sort of 8 to 12 week -- typically 12 weeks, I believe, if not longer, in the Phase III.

So how the FDA will view the short duration paradigm -- the short end point paradigm that GH is using is currently unclear. They may get lucky with that one. I mean, I think the only company that really tried that with Sage. But of course, that didn't work out, but didn't work out for other reasons. So we'll have to see how that all plays out.

Going back to the placebo point just for a second, the [ perceptual ] dose was something that had been discussed and of course, is pioneered by Compass. At least some of the feedback that we're hearing at this point is that the FDA is less concerned about that, that in terms of provide -- having a functional control or active control, they are more -- they do want those response, as I mentioned. But it seems to be less critical to have the actual subperceptual. So we'll see. I mean, again, we haven't provided any color on that yet and it's going to depend upon the results.

And then finally, on the Phase III, again, all of it depends -- and the timeline for that, it all depends on the Phase II results. And then we'll -- so we'll guide appropriately once we have that data, we have a chance to digest that, we've had interactions with the FDA.

Srinivas G. Rao
Co-Founder & CEO

Can I add one thing that, if that's all right. Another important distinction is the dosing model and the delivery method. So BPL-003 is an intranasal formulation and is a single administration when per clinic visit. So I think we believe from a kind of regulatory and commercial uptake perspective that has very significant advantages. So the intranasal device is extremely similar to what SPRAVATO currently uses and is being used widely in the U.S. and beyond already. And similarly, it's a single administration at the visit just as per SPRAVATO with this kind of 2 hours in the clinic model, whereas GH has kind of an inhalation device and they have an individualized dosing regimen where you have up to 3 doses per clinic visit, depending on a kind of subjective questionnaire. So it's a more unusual approach, and I think that's another important point of differentiation for BPL-003.

Operator

Your next question comes from the line of Elemer Piros with [ Lucent ] Capital Markets.

Elemer Piros

Srini, I don't think -- I mean, Compass was mentioned briefly here, but there is a big event obviously coming up. Do you still retain a stake in Compass Pathways?

Srinivas G. Rao
Co-Founder & CEO

Yes, we do. We're just around 7%, plus minus.

Elemer Piros

7%. Okay. And if you think about VLS-01, would you explore a different indication rather than depression for that compound?

Srinivas G. Rao
Co-Founder & CEO

Mean I think this is all TBD. And again, once again, it depends on the results. We're pretty confident on depressive symptomatology it large with that compound. There's and sort of 2 data sets that have been generated with DMT that are double-blind placebo control, albeit small ones, 1 involving [indiscernible] and with a 7-day endpoint and no monitoring beyond that. and then small pharma had 1 with an IV formulation.

So again, around 25 to 30 patients in both of those. So they are small, but they are placebo-controlled. So let's see how this all plays out. We are -- we have lots of optionality between these 2 compounds. And of course, there's other indications that are intriguing, whether there are other forms of anxiety, including GAD or PTSD or other things There's, again, plenty of optionality here.

Elemer Piros

And maybe Cosmo, just one question on ELE-101, and I would like to also offer my condolences. What will be the future of that compound, now that it's not part of this transaction?

Cosmo Feilding Mellen
CEO & Director

Thanks so much, Elemer. Yes. So look, ELE-101, the reason why it's been carved out a couple of reasons. Firstly, obviously, with BPL-003 and BLS, both short time in clinic assets being developed for depression, we saw 1/3 in the pipeline might not be totally needed in terms of focusing the pipeline and the resources.

In addition to that, we really believe ELE-101 has some really exciting initial data and a lot of potential to create additional value for shareholders and more importantly, a real difference for patients. So the idea is that, that's going to be spun out, the combined code will still have a stake, albiet the existing shareholders having the same pro rata ownership. And we will look to create a company there that can develop ELE101 as its lead asset.

Operator

I will turn the call back over to Srini for closing remarks.

Srinivas G. Rao
Co-Founder & CEO

All right. Again, very exciting day. We're -- we've been building towards this for a while. As I mentioned and I've mentioned in different context that we we being Beckley and Atai made the decision to -- well, it's I made the decision to invest based on our familiarity with the team, our personal relationships with the team, and we've been working together closely for 18 months now, and it's been a very fruitful interaction. So we're very excited to actually take this next step,

Truly looking forward to these -- the readouts and starting with BPL-003. But again, [indiscernible], it's going to be a very exciting year for the combined company. And I want to thank all of you for your attendance and your great questions. And actually with that, I'm going to hand it over to Cosmo for any additional closing remarks.

Cosmo Feilding Mellen
CEO & Director

No, thank you, everyone, for your questions and support over this period. And like Srini, we are really, really excited about what what's coming up over the next year or so and really excited about joining forces for that next chapter because we think it's exactly the right thing. And we're going to make the most possible difference for patients by working together. So thank you to everyone who's got this over the line.

Operator
Ladies and gentlemen, that concludes today's call. Thank you all for joining. You may now disconnect.

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